UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2018

HIGHLANDS REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-55580 (Commission File Number)	81-0862795 (IRS Employer Identification No.)

332 S Michigan Avenue, Ninth Floor
Chicago, IL 60604
(Address of Principal Executive Offices)

312-583-7990
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2018, Highlands REIT, Inc. (the “Company”) entered into amended and restated employment agreements with Richard Vance, President and Chief Executive Officer of the Company (the “Vance Amended and Restated Employment Agreement”), and Robert J. Lange, Executive Vice President, General Counsel and Secretary (the “Lange Amended and Restated Employment Agreement” and, together, the “Vance and Lange Amended and Restated Employment Agreements”).
Under the Vance and Lange Amended and Restated Agreements, Mr. Vance is entitled to an annual base salary equal to $540,000 and Mr. Lange is entitled to an annual base salary equal to $365,000, respectively. Mr. Vance and Mr. Lange are each eligible to receive an annual cash performance bonus based upon the achievement of performance criteria established by the Company’s board of directors or the compensation committee of the board of directors. Each of Mr. Vance’s and Mr. Lange’s target annual bonus will be no less than 100% of his annual base salary, respectively, with threshold and maximum bonus levels to be determined on an annual basis. In the event of a “change in control” of the Company (as defined in the Vance and Lange Amended and Restated Employment Agreements) during the employment period, if either Mr. Vance or Mr. Lange is not awarded his full bonus for the change of control year, then Mr. Vance or Mr. Lange (as applicable) will be eligible to receive a pro-rated portion of his target annual bonus for the year in which the change in control occurs. Pursuant to the Vance and Lange Amended and Restated Employment Agreements, if either Mr. Vance’s or Mr. Lange’s employment is terminated by the Company without “cause” or by him for “good reason” (each, as defined in the Vance and Lange Amended and Restated Employment Agreements), then, upon such termination, Mr. Vance or Mr. Lange (as applicable) will be entitled to a lump-sum payment in an amount equal to one and a half times the sum of his annual base salary and target year bonus (or, if in connection with a change in control of the Company, three times the sum of his annual base salary and the prior year bonus) and payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for him and his dependents for up to 18 months after the termination date.
The Vance and Lange Amended and Restated Employment Agreements further provide that, to the extent any payment or benefit received by either executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
The Vance and Lange Amended and Restated Employment Agreements also contain a confidentiality covenant by each of the executive that extends indefinitely and an employee and independent contractor nonsolicitation covenant that extends during each executive’s employment and for a period of one year following his termination. The Vance and Lange Amended and Restated Employment Agreements also include a mutual non-disparagement covenant between each of executives and the Company. The Amended and Restated Lange and Vance Employment Agreements further clarify that in compliance with applicable law, Mr. Vance and Mr. Lange may disclose trade secrets of the Company or its affiliates without being held criminally or civilly liable under Federal or State trade secret laws, provided that the disclosure (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to Mr. Vance’s or Mr. Lange’s respective attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Furthermore, the Amended and Restated Lange and Vance Employment Agreements provide that nothing in these agreements or in any other agreement the executives have with the Company or its affiliates will restrict Mr. Vance or Mr. Lange from disclosing information concerning possible violations of law or to seek a whistleblower award.
In addition, on November 7, 2018, the Company also amended its employment agreement with Paul A. Melkus, Executive Vice President and Chief Financial Officer of the Company, entering into an amended and restated employment agreement with Mr. Melkus (the “Melkus Amended and Restated Employment Agreement”), pursuant to which the same trade secret and whistleblower provisions described directly above with respect to the Vance and Lange Amended and Restated Employment Agreements were likewise added to the Melkus Amended and Restated Employment Agreement.
The foregoing descriptions of the Vance Amended and Restated Employment Agreement, the Lange Amended and Restated Employment Agreement and the Melkus Amended and Restated Employment Agreement are qualified in their entirety by reference to their terms, which agreements are filed as Exhibit 10.1, 10.2 and 10.3, respectively, to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated November 7, 2018, by and between Highlands REIT, Inc. and Richard Vance
10.2	Amended and Restated Employment Agreement, dated November 7, 2018, by and between Highlands REIT, Inc. and Robert J. Lange
10.3	Amended and Restated Employment Agreement, dated November 7, 2018, by and between Highlands REIT, Inc. and Paul Melkus

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Highlands REIT, Inc.

Date: November 8, 2018	By:	/s/ Richard Vance
	Name:	Richard Vance
	Title:	President and Chief Executive Officer